Exhibit 99.1

Bonanza Creek Energy Announces Upsizing and Pricing of $300 Million Offering of Senior Notes

DENVER, April 4, 2013 — Bonanza Creek Energy, Inc. (NYSE: BCEI) (the “Company”) announced today that it has priced $300 million in aggregate principal amount of its 6.75% senior unsecured notes due 2021 (the “Notes”) in a private offering. The offering was upsized from the previously announced $250 million aggregate principal amount. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by existing and future subsidiaries of the Company that incur or guarantee certain indebtedness, including the Company’s revolving credit facility. The Company intends to use the net proceeds from the offering to repay all outstanding borrowings under its revolving credit facility and for general corporate purposes, which may include funding its drilling and development program and other capital expenditures. The offering is expected to close on April 9, 2013, subject to customary closing conditions.

The Notes were offered inside the United States only to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933 (the “Securities Act”) and to persons outside the United States in reliance on Regulation S of the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the size of the offering and anticipated use of proceeds. Forward-looking statements are based on certain assumptions made by the Company based on current beliefs and expectations and are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements.

Further information on such assumptions, risks and uncertainties is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 15, 2013, and other filings submitted by the Company to the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

For further information, please contact:

Mr. Ryan Zorn

Vice President – Finance

720-440-6172

Mr. James Masters

Investor Relations Manager

720-440-6121